NEWS RELEASE

# 29P – July 20, 2005	Contact:	Allan V. Cecil
Vice President
+843/383-7524
allan.cecil@sonoco.com

SONOCO REPORTS SECOND QUARTER 2005 RESULTS

Hartsville, SC – Sonoco (NYSE: SON), the global packaging company, today reported earnings per diluted share for the second quarter of 2005 of $.40, versus $.37 for the same period in 2004, it was announced by Harris E. DeLoach, Jr., chairman, president and chief executive officer.

Earnings for the second quarter of 2005 were negatively impacted by after-tax restructuring costs of $5.6 million ($.05 per diluted share) related to previously announced restructuring actions, and earnings for the second quarter of 2004 were negatively impacted by after-tax restructuring charges of approximately $3.7 million ($.04 per diluted share). Excluding the impact of restructuring charges, base earnings per share totaled $.45 for the second quarter of 2005, compared with $.41 for the second quarter of 2004. (A reconciliation of base earnings per share to reported earnings per share is provided on page six of this press release.)

Net sales for the second quarter of 2005 were $878 million, versus $764 million for the same period in 2004. The increase in sales for the second quarter of 2005 primarily reflects increased volume and higher average prices for flexible packaging, rigid paper and plastic containers, easy-open closures, wire and cable reels and protective packaging; the acquisition of CorrFlex Graphics, LLC, in May 2004; and the formation of the joint venture between the European engineered carriers and coreboard operations of Sonoco and Ahlstrom Corporation,” stated DeLoach.

Net income for the second quarter of 2005 was $40.2 million, versus $36.7 million for the second quarter of 2004. Excluding the impact of the previously discussed restructuring charges, base earnings totaled $45.8 million and $40.4 million for the second quarters of 2005 and 2004, respectively. (A reconciliation of base earnings to reported net income is provided on page six of this press release.) “The increase in year-over-year base earnings was primarily the result of the acquisition in May 2004 of CorrFlex Graphics, LLC; increased volumes in the Consumer Packaging segment; productivity initiatives; and a lower effective tax rate. Despite higher year-over-year material costs, the Company was able to produce a positive price/cost relationship during the quarter,” added DeLoach.

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Sonoco Reports 2nd Qtr Financial Results – page 2

DeLoach said that second quarter 2005 earnings were negatively impacted by costs associated with the integration of Sonoco and Ahlstrom operations in Europe; the national paper strike in Finland, which resulted in the shutdown of the Company’s paper and engineered carriers facilities in the area; continued weak general economic conditions in Europe; weaker demand for engineered carriers and paper in most geographies; higher energy, freight and labor costs; and continued, though improving, startup costs associated with Sonoco’s new rigid plastic container plant in Wisconsin. DeLoach noted that the majority of the Sonoco and Ahlstrom integration costs in Europe have been incurred and the Finnish paper strike has been concluded; therefore, European profits are expected to improve in the second half of 2005.

DeLoach said that Companywide sales volumes during the second quarter of 2005 were up approximately 11 percent over the same period in 2004. The 2005 second quarter volumes included those from Sonoco-Alcore, the European joint venture with Ahlstrom, and those from Sonoco CorrFlex. Excluding volumes from those businesses, second quarter Companywide volumes were up approximately 4 percent, compared with the same period in 2004.

Cash flow from operations for the second quarter of 2005 was $46 million, compared with $31 million for the same period in 2004. Capital expenditures and cash dividends totaled $30.5 million and $22.8 million, respectively, in the second quarter of 2005.

For the first six months of 2005, net sales were $1.7 billion, compared with $1.5 billion in the same period last year. Net income for the first six months of 2005 was $77.2 million, versus $75.3 million for the same period in 2004. Earnings for the first six months of 2005 were negatively impacted by after-tax restructuring costs of $8.7 million ($.08 per diluted share) related to previously announced restructuring actions. Earnings for the first six months of 2004 were positively impacted by $9.3 million ($.09 per diluted share) due to the benefit of favorable tax adjustments and were negatively impacted by after-tax restructuring costs of $4.7 million ($.05 per diluted share) and after-tax charges of $3.6 million ($.04 per diluted share) related to a legal judgment against the Company. Excluding the impact of the favorable tax adjustments, restructuring charges and charges related to the legal judgment, base earnings per share totaled $.85 for the first six months of 2005, compared with $.76 for the same period of 2004. (A reconciliation of base earnings per share to reported earnings per share is provided on page six of this press release.)

Excluding the impact of the previously discussed favorable tax adjustments, restructuring charges and charges related to the legal judgment, base earnings totaled $85.9 million for the first six months of 2005, compared with $74.3 million for the same period of 2004. (A reconciliation of base earnings to reported net income is provided on page six of this press release.) The increase in base earnings for the first six months of 2005 was due to the acquisition of CorrFlex as well as reduced costs, which resulted from ongoing productivity and purchasing initiatives. Also contributing to this increase was a favorable price/cost relationship. These increases were partially offset by costs associated with the integration of the European paper-based tube/core and coreboard operations of Sonoco and Ahlstrom in conjunction with the formation of Sonoco-Alcore; weaker demand for engineered carries and paper in most geographies; the national paper strike in Finland; continued weak general economic conditions in Europe; and startup costs associated with the Company’s new rigid plastic container plant in Wisconsin.

For the first six months of 2005, cash flows from operations totaled approximately $68 million, compared with approximately $55 million for the same period in 2004. Cash generated from operations in the first six months of 2005 was used to partially fund capital expenditures of $59.4 million and to pay dividends of $44.5 million. Cash generated from operations in the first six months of 2005 included the impact of $3.8 million for funding benefit plans in the first six months of 2005 compared to approximately $14.8 million in the same period of 2004.

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Sonoco Reports 2nd Qtr Financial Results – page 3

“During the third quarter of 2005, we expect to see continued improvement in our businesses serving consumer product customers. This positive trend reflects the successful implementation of our total solutions strategy for consumer product companies and is improving the balance of sales and earnings between consumer and industrial markets,” said DeLoach.

Assuming no significant change in Companywide volumes or in raw material prices, Sonoco expects third quarter 2005 earnings to be in the range of $.45 to $.47 per diluted share, excluding restructuring charges, which cannot be estimated at this time. We expect to report earnings per diluted share for the full year 2005 in the range of $1.77 to $1.81, excluding restructuring charges and assuming no significant changes in volume or pricing,” DeLoach added.

Segment Review

Consumer Packaging Segment

The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures.

Second quarter 2005 sales for the Consumer Packaging segment were $312 million, versus $273 million for the same period of 2004. Operating profit for this segment was $24.5 million in the second quarter 2005, versus $18.7 million in the second quarter of 2004.

Sales in the Consumer Packaging segment were up year-over-year in the second quarter of 2005, reflecting increased volumes and prices in composite cans, rigid plastic containers, closures and flexible packaging. Operating profit for the second quarter 2005 increased due to higher volume and productivity improvements, partially offset by the negative impact of startup costs at the Company’s rigid plastic container facility in Wisconsin as well as rising costs for energy, freight and labor.

Engineered Carriers and Paper Segment

The Engineered Carriers and Paper segment includes the following products: high-performance paper and composite engineered carriers; fiber-based construction tubes and forms; paperboard; and recovered paper.

Second quarter 2005 sales for the Engineered Carriers and Paper segment were $368 million, versus $342 million for the same period in 2004. Operating profit for the Engineered Carriers and Paper segment for the second quarter was $26.5 million, versus $35.9 million for the second quarter of 2004.

Second quarter 2005 sales in this segment increased primarily due to the formation of the Sonoco-Alcore joint venture and higher selling prices of domestic engineered carriers and paperboard, partially offset by lower volume in North America and Europe. Operating profit in this segment fell year-over-year as a result of lower volumes and the mix of business, costs associated with the integration of Sonoco and Ahlstrom operations in Europe and the impact of higher costs for energy, freight and labor. These negative factors were partially offset by a favorable price/cost relationship in North America, productivity improvements and cost reductions resulting from restructuring actions.

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Sonoco Reports 2nd Qtr Financial Results – page 4

Packaging Services Segment

The Packaging Services segment includes the following services: point-of-purchase displays; folding cartons; packaging fulfillment; product handling; brand management; and supply chain management.

Second quarter 2005 sales for the Packaging Services segment were $112 million, versus $70 million for the same quarter of 2004. Operating profit for this segment for the second quarter of 2005 was $10.7 million, versus $5 million for the same period of 2004.

Sales and operating profit in the Packaging Services segment were up year-over-year primarily due to the acquisition of CorrFlex Graphics, LLC, which occurred late in the second quarter of 2004.

All Other Sonoco

All Other Sonoco includes the following products: wooden, metal and composite reels for wire and cable packaging; molded plastics; custom designed protective packaging; adhesives; machinery manufacturing; and specialty packaging.

Second quarter 2005 sales for All Other Sonoco were $86 million, versus $78 million in the second quarter of 2004. Operating profit for All Other Sonoco was $10.1 million for the second quarter of 2005, versus $8.8 million for the same period in 2004.

Second quarter sales in All Other Sonoco increased over the same period in 2004 primarily due to volume and price increases in reels and protective packaging and from increased selling prices in the Company’s molded plastics operations. Operating profit for All Other Sonoco in the second quarter of 2005 increased primarily because of productivity improvements, a slightly favorable price/cost relationship and cost reductions resulting from restructuring actions.

Corporate

Depreciation and amortization expense for the second quarter of 2005 was $41.6 million, compared with $36.3 million in 2004. Net interest expense for the second quarter of 2005 was $10.8 million, versus $10.3 million for the same period in 2004.

The effective tax rate for the second quarter of 2005 was 31.4 percent, compared with 35 percent for the second quarter of 2004. This decrease is primarily due to a $2 million tax benefit from recognition of deferred tax assets in Mexico for which a valuation allowance is no longer required.

Sonoco, founded in 1899, is a $3.2 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. For more information on the Company, visit our Web site at http://www.sonoco.com.

Conference Call

Sonoco will host its regular quarterly conference call concerning financial results for the most recent quarter today, Wednesday, July 20, 2005, at 2:00 p.m. EDT. The conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com, link from the “Latest News” section. A replay will be available through the Investor Information section of the Sonoco Web site http://www.sonoco.com for 12 months after the conference.

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Sonoco Reports 2nd Qtr Financial Results – page 5

Forward-looking Statements and Other Information

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate,” “objective,” “goal,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities and financial strategies and the results expected from them, expected earnings and producing improvements in earnings. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation: availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; fluctuations in obligations and earnings of pension and postretirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based engineered carrier and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully integrate newly acquired businesses into the Company’s operations; currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; and loss of consumer confidence and economic disruptions resulting from terrorist activities.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site http://www.sonoco.com.

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Sonoco Reports 2nd Qtr Financial Results – page 6

Definition and Reconciliation of Non-GAAP Financial Measures

The following provides definitions of the non-GAAP financial measures contained in this press release together with the most directly comparable financial measures calculated in accordance with GAAP, and a reconciliation of the differences between the non-GAAP financial measures discussed and the most directly comparable financial measures calculated in accordance with GAAP:

Base Earnings Per Share (EPS)
Base EPS is a non-GAAP financial measure of earnings per share, which excludes the impact of restructuring charges and of non-recurring or infrequent and unusual items. The following table sets forth the reconciliation of GAAP Diluted Earnings Per Share to Base Earnings Per Share:

	Three Months Ended
(Unaudited)	June 26, 2005	June 27, 2004

Diluted Earnings Per Share, as reported (GAAP)	$0.40	$0.37
Adjusted for:
Restructuring charges, net of tax	0.05	0.04

Base Earnings Per Share (Non-GAAP)	$0.45	$0.41

	Six Months Ended
(Unaudited)	June 26, 2005	June 27, 2004

Diluted Earnings Per Share, as reported (GAAP)	$0.77	$0.76
Adjusted for:
Restructuring charges, net of tax	0.08	0.05
Legal judgment, net of tax	—	0.04
Recognition of tax benefits	—	(0.09)

Base Earnings Per Share (Non-GAAP)	$0.85	$0.76

Base Earnings
Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring charges and of non-recurring or infrequent and unusual items. The following table sets forth the reconciliation of GAAP Net Income to Base Earnings ($ in millions):

	Three Months Ended
(Unaudited)	June 26, 2005	June 27, 2004

Net Income, as reported (GAAP)	$40.2	$36.7
Adjusted for:
Restructuring charges, net of tax	5.6	3.7

Base Earnings (Non-GAAP)	$45.8	$40.4

	Six Months Ended
(Unaudited)	June 26, 2005	June 27, 2004

Net Income, as reported (GAAP)	$77.2	$75.3
Adjusted for:
Restructuring charges, net of tax	8.7	4.7
Legal judgment, net of tax	—	3.6
Recognition of tax benefits	—	(9.3)

Base Earnings (Non-GAAP)	$85.9	$74.3

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Sonoco Reports 2nd Qtr Financial Results – page 7

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 26,	June 27,	June 26,	June 27,
	2005	2004[1]	2005	2004[2]
Sales	$878,170	$763,902	$1,692,608	$1,459,318
Cost of sales	717,426	620,753	1,383,548	1,194,587
Selling, general and administrative expenses	88,858	74,699	169,655	142,924
Restructuring charges	9,143	5,768	14,185	7,096

Income before interest and taxes	62,743	62,682	125,220	114,711
Interest expense	12,584	11,518	23,645	21,441
Interest income	(1,772)	(1,196)	(3,438)	(2,371)

Income before income taxes	51,931	52,360	105,013	95,641
Provision for income taxes	16,301	18,315	35,480	24,260

Income before equity in earnings of affiliates/ minority interest in subsidiaries	35,630	34,045	69,533	71,381
Equity in earnings of affiliates/minority interest in subsidiaries	4,546	2,660	7,632	3,914

Net income	$40,176	$36,705	$77,165	$75,295

Average shares outstanding — diluted	100,581	98,691	100,521	98,441

Diluted earnings per share	$.40	$.37	$.77	$.76

Dividends per common share	$.23	$.22	$.45	$.43

[1]	Reported earnings in the Form 10-Q filing for the three months ended June 27, 2004, were $.35 per diluted share but were later restated to $.37 per diluted share to reflect the Company’s adoption in third quarter 2004 of new accounting guidance related to the Medicare Prescription Drug Improvement and Modernization Act of 2003.

[2]	Reported earnings in the Form 10-Q filing for the six months ended June 27, 2004, were $.73 per diluted share but were later restated to $.76 per diluted share to reflect the Company’s adoption in third quarter 2004 of new accounting guidance related to the Medicare Prescription Drug Improvement and Modernization Act of 2003.

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Sonoco Reports 2nd Qtr Financial Results – page 8

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	June 26,	December 31,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$123,192	$117,725
Trade accounts receivables	429,896	390,024
Other receivables	34,907	37,457
Inventories	343,408	315,011
Prepaid expenses and deferred taxes	52,872	61,895

	984,275	922,112
Property, plant and equipment, net	970,808	1,007,295
Goodwill	574,069	570,508
Other intangible assets	77,358	88,790
Other assets	450,572	452,614

	$3,057,082	$3,041,319

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$516,027	$530,197
Notes payable and current portion of long-term debt	115,701	93,754
Accrued taxes	2,875	15,935

	634,603	639,886
Long-term debt	815,382	813,207
Pension and other postretirement benefits	146,958	148,214
Deferred income taxes and other	272,317	287,133
Shareholders’ equity	1,187,822	1,152,879

	$3,057,082	$3,041,319

Prior year data has been reclassified to conform to the current year presentation.

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 26,	June 27,	June 26,	June 27,
	2005	2004	2005	2004
Net Sales
Consumer Packaging	$312,369	$272,744	$589,224	$529,149
Engineered Carriers and Paper	367,926	342,392	721,081	655,880
Packaging Services	111,639	70,303	216,377	123,376
All Other Sonoco	86,236	78,463	165,926	150,913

Consolidated	$878,170	$763,902	$1,692,608	$1,459,318

Income Before Income Taxes:
Consumer Packaging – Operating Profit	$24,541	$18,696	$46,873	$37,502
Engineered Carriers and Paper – Operating Profit	26,521	35,905	51,757	57,606
Packaging Services – Operating Profit	10,738	5,023	21,337	10,600
All Other Sonoco – Operating Profit	10,086	8,826	19,438	16,099
Restructuring charges	(9,143)	(5,768)	(14,185)	(7,096)
Interest, net	(10,812)	(10,322)	(20,207)	(19,070)

Consolidated	$51,931	$52,360	$105,013	$95,641